STOCK PURCHASE AGREEMENT

By and Among

TRANSPORTATION INVESTMENTS INC.

TRANSPORTATION ASSETS LEASING INC.

TOTAL LOGISTICS INC.

XPRESS HOLDINGS, INC.

U.S. XPRESS ENTERPRISES, INC.

AND

THE MANAGEMENT SHAREHOLDERS NAMED HEREIN

Dated as of February 28, 2006

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of February 28, 2006, by and among Transportation Investments Inc., a Mississippi corporation ("Transportation Investments"), Transportation Assets Leasing Inc., a Mississippi corporation ("Transportation Assets"), Total Logistics, Inc., a Mississippi corporation ("Total Logistics," and together with Transportation Investments and Transportation Assets, the "Total Companies"), all management shareholders of the Total Companies as identified on the signature page hereto (each a "Management Shareholder," and collectively the "Management Shareholders"), Xpress Holdings, Inc., a Nevada corporation (the "Investor"), and U.S. Xpress Enterprises, Inc., a Nevada corporation ("USX"). Each of the Total Companies, the Management Shareholders, the Investor and USX are sometimes individually referred to herein as a "Party" and together as the "Parties."

RECITALS

WHEREAS, approximately 51% of the outstanding shares of capital stock of each of the Total Companies (the "Capital Stock") are owned on the date hereof by the Management Shareholders;

WHEREAS, the Total Companies, the Investor and the Management Shareholders are parties to that certain Shareholders' Agreement, dated as of April 12, 2005 (the "Shareholders' Agreement"), pursuant to which, among other things, the Investor has an option to acquire all, but not less than all, of the Capital Stock held by the Management Shareholders (the "Investor Call Option");

WHEREAS, the Investor desires to exercise the Investor Call Option in part to increase the Investor's ownership to 80% of all outstanding Capital Stock of each of the Total Companies, and the Management Shareholders desire to permit this partial exercise of the Investor Call Option and to sell certain of the Capital Stock to the Investor; and

WHEREAS, each of the Parties has duly adopted, approved, and declared advisable this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.        Definitions. As used in this Agreement, the following terms shall have the following meanings:

"Affiliate" shall have the meaning given to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended and as in effect as of the date of this Agreement.

"Agreement" has the meaning set forth in the preamble to this Agreement.

"Amended and Restated Shareholders' Agreement" has the meaning set forth in Section 2.6(a)(ii).

"Capital Stock" has the meaning set forth in the recitals to this Agreement.

"Closing" has the meaning set forth in Section 2.3.

"Closing Date" has the meaning set forth in Section 2.3.

"Contemplated Transactions" means all of the transactions contemplated by this Agreement, the Amended and Restated Shareholders' Agreement, the Noncompetition Amendments and the Restricted Stock Awards (the "Transaction Documents"), including without limitation the sale and purchase of the Purchased Shares, and the performance by the Parties of their respective covenants and obligations under this Agreement and the other Transaction Documents.

"Contracts" means all agreements, contracts, subcontracts, leases, promissory notes, bonds, mortgages, indentures, option agreements, warranties, purchase orders, licenses or sublicenses and similar arrangements or agreements (including all amendments thereto.)

"Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Governmental Entity" means any domestic, foreign or other court, government, administrative, regulatory, political, or other governmental agency, commission, authority, entity or instrumentality.

"Investor" has the meaning set forth in the preamble to this Agreement.

"Investor Call Option" has the meaning set forth in the recitals to this Agreement.

"Knowledge" means, as to a Shareholder, that such Shareholder is actually aware of such fact or matter.

"Law" means any constitution, statute, judgment, law, ordinance, rule, or regulation promulgated by any Governmental Entity (including, without limitation, the following types: environmental, energy, safety, health, zoning, antidiscrimination, antitrust, employment, transportation, Tax, and employee benefit (including ERISA)).

"Majority Interest" means Management Shareholders holding a majority of the Purchased Shares prior to Closing.

"Management Deferred Compensation" has the meaning set forth in Section 2.3.

"Management Shareholders" has the meaning set forth in the preamble to this Agreement.

"Materially Adverse Effect" means any change, circumstance or effect that does have, or would reasonably be expected to have, a materially adverse effect on the business, operations, or financial condition of USX, the Investor and the Total Companies, either individually or taken as a whole; provided, however, that Materially Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from general economic or industry conditions.

"Noncompetition Amendments" has the meaning set forth in Section 2.5(a)(iii).

"Organizational Documents" means (i) the articles or certificates of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the certificate of formation and limited liability company agreement or similar document of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the forgoing.

"Party" has the meaning set forth in the preamble to this Agreement.

"Person" means a natural person, trust, company, firm, association, limited liability company, corporation or other business organization or Governmental Entity.

"Proceeding" means any action, suit, litigation, investigation, hearing, notice of violation, order, or any formal claim, citation, charge, demand, complaint, review, or penalty assessment, whether administrative, civil or criminal, at law or in equity, in each case pending before a Governmental Entity, as well as any arbitration, mediation, or other form of alternative dispute resolution.

"Purchase Price" has the meaning set forth in Section 2.1.

"Purchased Shares" has the meaning set forth in Section 2.1.

"Restricted Stock Award" has the meaning set forth in Section 2.2.

"Restricted Stock Award Notice" has the meaning set forth in Section 2.2.

"Shareholders' Agreement" has the meaning set forth in the recitals to this Agreement.

"Total Companies" has the meaning set forth in the preamble to this Agreement.

"Total Logistics" has the meaning set forth in the preamble to this Agreement.

"Transportation Assets" has the meaning set forth in the preamble to this Agreement.

"Transportation Investments" has the meaning set forth in the preamble to this Agreement.

"USX" has the meaning set forth in the preamble to this Agreement.

ARTICLE II

SALE AND PURCHASE; CLOSING

2.1.         Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations and warranties made by the Management Shareholders herein, the Investor hereby agrees to purchase from the Management Shareholders, and the Management Shareholders hereby agree to sell to the Investor, the number of shares of capital stock of each Total Company set forth on Schedule 2.1 hereto (the "Purchased Shares"), free and clear of any and all Encumbrances (other than any arising under the Shareholders’ Agreement), for the purchase price set forth opposite such Purchased Shares on Schedule 2.1 hereto (the "Purchase Price").

2.2.	Restricted Stock Grants.

(a)          At the Closing, subject to the terms and conditions set forth in this Agreement, USX shall grant to each of the Management Shareholders set forth on Schedule 2.2 attached hereto, a restricted stock award of the number of shares of Class A common stock of USX set forth opposite such Management Shareholder's name on Schedule 2,2 (the "Restricted Stock Awards").

(b)          Each Restricted Stock Award will be granted pursuant to the U.S. Xpress Enterprises, Inc. 2002 Stock Incentive Plan (the "Plan") and will be subject to the terms and conditions set forth in the Plan and the award notice for such Restricted Stock Award, in the form of Exhibit C attached hereto (the "Restricted Stock Award Notice"). The Restricted Stock Awards will not require the payment of any additional consideration by the Management Shareholders.

(c)          Each Restricted Stock Award shall vest according to the schedule set forth opposite such Restricted Stock Award on Schedule 2.2, subject to the terms and conditions set forth in the related Restricted Stock Award Notice and the Plan.

2.3.         Closing. The closing of the purchase and sale of the Purchased Shares (the "Closing") will take place on February 28, 2006 at the offices of YoungWilliams P.A., 210 East Capitol Street, 20th Floor, Jackson, Mississippi unless another date, time or place is agreed to in writing by the Parties hereto (the "Closing Date").

2.4.       Transfer Taxes. All Taxes assessable to, or incurred by, a Party as a result of the sale and transfer of the Purchased Shares under this Agreement will be borne and paid by the Party incurring the Tax (or against whom it would be assessable).

2.5.	Closing Deliveries.

(a)	At the Closing, the Management Shareholders will deliver to the Investor:

(i)           certificates representing the Purchased Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to the Investor;

(ii)          the Amended and Restated Shareholders' Agreement, in the form of Exhibit A attached hereto (the "Amended and Restated Shareholders' Agreement"), executed by each of the Management Shareholders individually and on behalf of each of the Total Companies; and

(iii)         an amendment to each Management Shareholders' Employment and Noncompetition Agreement, in the form of Exhibit B attached hereto (the "Noncompetition Amendments"), executed by the respective Management Shareholder.

(b)          At the Closing, the Investor and/or USX will deliver to each Management Shareholder:

(i)           the Purchase Price for the Purchased Shares being purchased from such Management Shareholder, by check payable to such Management Shareholder or by wire transfer to an account designated by such Management Shareholder;

(ii)          certificates representing the remaining shares of Capital Stock held by each Management Shareholder after giving effect to the sale of the Purchased Shares to the Investor;

(iii)         the Amended and Restated Shareholders' Agreement, executed by the Investor and USX; and

(iv)         the Restricted Stock Award Notice for the Restricted Stock Award being granted to such Management Shareholder;

(c)          At the Closing, the Total Companies will deliver to the Investor and the Management Shareholders:

(i)           the Amended and Restated Shareholders' Agreement, executed by the Total Companies; and

(ii)          the Noncompetition Amendments, executed by the Total Companies.

2.6.         Further Assurances. The Management Shareholders, the Total Companies, USX and the Investor from time to time after the Closing at the request of any other Party hereto and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as a party may reasonably require to more effectively transfer and assign to, and vest in, the Investor, the Purchased Shares and all rights thereto, and to fully implement the provisions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.       Representations and Warranties Regarding Organization, Authority, and Ownership of the Total Companies. The Management Shareholders hereby jointly and severally represent and warrant to the Investor and USX as follows:

(a)          Organization and Standing of the Total Companies. Each of the Total Companies is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization. Each of the Total Companies is qualified or registered and in good standing as a foreign corporation in each jurisdiction where such qualification or registration is required under applicable Law.

(b)          Authority. Each of the Total Companies has all requisite power and authority to enter into this Agreement and to consummate the Contemplated Transactions. All acts and other proceedings required to be taken by each of the Total Companies to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by each of the Total Companies, and upon the execution and delivery of this Agreement by them and by the other Parties hereto, this Agreement will constitute the legal, valid and binding obligation of each of the Total Companies, enforceable against such Parties in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)	No Conflict.

(i)           The execution, delivery and performance by each of the Total Companies and the consummation by them of the Contemplated Transactions will not (A) violate or conflict with the Organizational Documents of any Total Company, (B) assuming satisfaction of the requirements set forth in Section 3.1(c)(ii) below, violate any provision of the Law to which any Total Company is subject or violate or conflict with any Proceeding applicable to any of them, or (C) violate, breach or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of any Total Company under, or result in the creation of an Encumbrance on any of the properties or assets of any Total Company pursuant to, any provision of any Contracts or other instrument binding upon such Total Company or any license, franchise, permit or other similar authorization held by such Total Company, except in the case of foregoing clause (C) for any such violation, conflict, default, right or lien which would not individually or in the aggregate have a Materially Adverse Effect.

(ii)          The execution, delivery and performance of this Agreement by each of the Total Companies and the consummation of the Contemplated Transactions do not require any consent from, filing with or consent or approval of any Governmental Entity or any third party.

(d)          Ownership Structure. Schedule 3.1(d) contains (a) a true and complete description of the number of authorized, issued, and outstanding shares of capital stock and other securities or equity interests of each of the Total Companies, and (b) a true and complete list of all holders of capital stock and other securities or equity interests of each of the Total Companies. All of the outstanding shares of capital stock and other securities or equity interests of each of the Total Companies have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.1(d), there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable interests or other commitments pursuant to which any Total Company is or may become obligated to issue any capital stock or other securities or equity interests, and no capital stock or other securities or equity interests of any Total Company are reserved for issuance for any purpose. None of the outstanding shares of capital stock or other securities or equity interests of any Total Company was issued in violation of the Securities Act of 1933, as amended, or any other Law.

3.2.                       Representations and Warranties of the Management Shareholders. Each Management Shareholder hereby, severally and not jointly, represents and warrants to the Investor and USX, in each case only as to himself and not as to any other Management Shareholder, as follows:

(a)          Authority. Such Management Shareholder has all requisite legal right, power, and authority to enter into this Agreement and to consummate the Contemplated Transactions. All acts and other proceedings required to be taken by such Management Shareholder to authorize the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by such Management Shareholder and constitutes the legal, valid, and binding obligation of such Management Shareholder, enforceable against such Management Shareholder in accordance with its terms.

(b)          No Conflict. The execution, delivery, and performance by such Management Shareholder of this Agreement and the consummation by such Management Shareholder of the Contemplated Transactions will not violate any provision of Law to which such Management Shareholder is subject or violate or conflict with any Proceeding applicable to such Management Shareholder. The execution, delivery, and performance by such Management Shareholder of this Agreement and the consummation by such Management Shareholder of the Contemplated Transactions does not require any consent from or filing with any Governmental Entity.

(c)          Ownership of Equity Interests. Such Management Shareholder owns the outstanding shares of capital stock of the Total Companies specified as owned by such Management Shareholder on Schedule 3.1(d) hereto, free and clear of any Encumbrances whatsoever.

3.3.         Representations and Warranties of the Investor. The Investor represents and warrants to the Management Shareholders as follows:

(a)          Organization, Authority. The Investor is a corporation duly organized and validly existing under the laws of the State of Nevada. The Investor has all requisite power and authority to enter into this Agreement and to consummate the Contemplated Transactions. All acts and other proceedings required to be taken by the Investor to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)          No Conflict. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the Contemplated Transactions will not (A) violate or conflict with the Organizational Documents or any resolutions of the Investor, (B) violate any provision of Law to which the Investor is subject or violate or conflict with any Proceeding applicable to the Investor, or (C) violate, breach or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Investor under, or result in the creation of an Encumbrance on any of the properties or assets of the Investor pursuant to, any provision of any Contract or other instrument binding upon the Investor or any license, franchise, permit or other similar authorization held by the Investor, except in the case of the foregoing clause (C) for any such violation, conflict, default, right or lien which would not individually or in the aggregate have a Materially Adverse Effect.

ARTICLE IV

COVENANTS

4.1.         Lender Approvals. The Management Shareholders and the Total Companies shall permit USX, its representatives, and its affiliates, in the sole discretion of USX, to (i) negotiate such waivers, consents, and/or amendments to the credit facilities of the Total Companies as may be advisable, in the sole discretion of USX, to be effective as of the Closing, in light of the impact of the Contemplated Transactions on such credit facilities and on the credit facilities of USX, (ii) terminate as of the Closing the credit facilities of the Total Companies and include the Total Companies under the credit facilities of USX, (iii) include accounts receivable of the Total Companies and their subsidiaries in securitizations of accounts receivable conducted by USX after the Closing, (iv) make inter-company loans after the Closing between USX, the Total Companies and their subsidiaries on terms not less favorable to the Total Companies than the terms available under its existing credit facilities, (v) lease equipment to the Total Companies and their subsidiaries after the Closing, and (vi) take such other actions as are deemed desirable by USX to conduct the business of USX and the Total Companies on a consolidated basis after the Closing, all subject to the requirements of Section 6.12 of the Shareholders’ Agreement. The Management Shareholders and the Total Companies, from time to time at the request of USX or the Investor and without further consideration, shall execute and deliver such instruments, documents, and/or agreements and take such other action as USX or the Investor may reasonably require in order to fully implement the provisions and intent of this Section 4.1.

4.2.        Mutual Covenants. Each of the Total Companies, the Management Shareholders, the Investor and USX covenants and agrees to use its reasonable best efforts to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder, (ii) execute and deliver such instruments and take such actions as the other Parties hereto may reasonably require in order to carry out the intent of this Agreement and (iii) prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the Contemplated Transactions in a manner consistent with applicable law.

ARTICLE V

CONDITIONS TO CLOSING

5.1.         Conditions Precedent to the Investor's Obligation to Close. The Investor's obligation to purchase the Purchased Shares and to take the other actions required to be taken at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Investor, in whole or in part):

(a)         Accuracy of Representations. Each of the representations and warranties of the Management Shareholders must have been accurate as of the date of this Agreement, and must be accurate as of the Closing Date as if made on the Closing Date.

(b)         Performance. All of the covenants and obligations that the Management Shareholders are required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with.

(c)         Amended and Restated Shareholders Agreement. Each of the parties to the Amended and Restated Shareholders Agreement shall have executed and delivered such agreement to the Investor.

(d)         Noncompetition Amendments. Each of the parties to the Noncompetition Amendments shall have executed and delivered such Noncompetition Amendments to the Investor.

(e)         Restricted Stock Awards. Each of the Management Shareholders listed on Schedule 2.2 shall have executed and delivered to USX the Restricted Stock Award Notice relating to the Restricted Stock being granted to such Management Shareholder at the Closing.

(f)          Lender Approvals. USX and the Investor shall have received such waivers, consents, amendments and/or new agreements from and/or with the administrators, lenders and other parties to the credit facilities of each of USX and the Total Companies as USX and the Investor deem necessary or desirable, satisfactory in form and substance to USX and the Investor in its sole discretion. The Management Shareholders and Total Companies shall have executed and delivered all instruments, documents and agreements and shall have taken such other action as USX or the Investor may require in connection therewith and in accordance with Section 4.1; provided, however, the Management Shareholders shall not be required to personally guarantee or encumber their personal assets to support or secure such credit facilities.

(g)         No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against USX, the Investor, any Total Company or any Management Shareholder, or against any Person affiliated with any of the foregoing, any Proceeding (i) involving any challenge to, or seeking damages or relief in connection with, any of the Contemplated Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

(h)         No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or obtain beneficial ownership of, any Capital Stock of, or any other voting, equity, or ownership interest in, any of the Total Companies, or (ii) is entitled to all or any portion of the Purchase Price payable for the Purchased Shares.

(i)          No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with, or result in a material violation of, or cause USX, the Investor, any Total Company or any Person affiliated with USX, the Investor, or any Total Company, to suffer any material adverse consequence under (i) any applicable Law or (ii) any Law that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

5.2.         Conditions Precedent to the Management Shareholders' Obligation to Close. The Management Shareholders' obligation to sell the Purchased Shares and to take the other actions required to be taken at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in whole or in part, by a Majority Interest of the Management Shareholders):

(a)         Accuracy of Representations. Each of the representations and warranties of the Investor must have been accurate as of the date of this Agreement, and must be accurate as of the Closing Date as if made on the Closing Date.

(b)         Performance. All of the covenants and obligations that the Investor is required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with.

(c)          Amended and Restated Shareholders Agreement. The Investor shall have executed and delivered the Amended and Restated Shareholders Agreement to the Investor.

(d)          Restricted Stock Awards. USX shall executed and delivered to each Management Shareholders listed on Schedule 2.2 a Restricted Stock Award Notice relating to the Restricted Stock to be granted to such Management Shareholder at the Closing.

ARTICLE VI

MISCELLANEOUS

6.1.	Termination.

(a)         Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(i)          by either the Investor or the Management Shareholders if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been cured or waived;

(ii)         by the Investor if any of the conditions in Section 5.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Investor to comply with its obligations under this Agreement) and the Investor has not waived such condition on or before the Closing Date;

(iii)        by the Management Shareholders, if any of the conditions in Section 5.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Management Shareholder to comply with his obligations under this Agreement) and the Management Shareholders have not waived such condition on or before the Closing Date;

(iv)        by mutual consent of the Investor and a Majority Interest of the Management Shareholders; or

(v)         by either the Investor or a Majority Interest of the Management Shareholders if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2006, or such later date as the Parties may agree upon.

(b)         Effect of Termination. Each Party's right of termination under Section 6.1(a) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1(a), all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 6.5 and 6.6 will survive; provided, however, that if this Agreement is terminated by a Party because of a breach of the Agreement by another Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of another Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

6.2.         Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any Party (including by sale of stock, operation of law in connection with a merger, or sale of substantially all assets) without the prior written consent of the Investor and a Majority Interest of the Management Shareholders. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the heirs, successors and permitted assigns of the respective Parties hereto.

6.3.         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

6.4.         Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements contained in this Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents, and any other instrument, certificate or document delivered pursuant to this Agreement, shall survive the Closing.

6.5.         Expenses. Whether or not the Contemplated Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs or expenses, except that the Total Companies shall reimburse the Management Shareholders' costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

6.6.         Disclosure. The Total Companies and the Management Shareholders acknowledge and expressly consent to disclosure by USX and the Investor of the existence and terms of this Agreement, the other Transaction Documents, and the Contemplated Transactions, including, without limitation, the issuance of a press release and disclosure in reports to be filed with U.S. Securities and Exchange Commission (and filing of this Agreement and the other Transaction Documents with the SEC as exhibits to such reports to the extent deemed necessary or desirable by USX in its sole discretion).

6.7.         Amendments. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by USX, the Investor, the Total Companies, and the Management Shareholders.

6.8.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally; (b) on the date of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the date after delivery to a reputable nationally recognized overnight courier service or (d) three days after being mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	If to the Investor, USX, or the Total Companies:

c/o U.S. Xpress Enterprises, Inc.

4080 Jenkins Road

Chattanooga, TN 37421

Attention: Lisa Pate

Facsimile: 423-510-4003

With a required copy to:

Scudder Law Firm, P.C., L.L.O.

411 S. 13th Street, Suite 200

Lincoln, NE 68508

Attention: Mark A. Scudder

Facsimile: (402) 435-4239

(ii)	If to the Management Shareholders:

At the address and facsimile number set forth below the signature line of each on the signature pages hereto.

With a required copy to:

YoungWilliams P.A.

210 East Capitol Street, Suite 2000

Jackson, Mississippi 39201

Attention: James H. Neeld, IV

Facsimile: (601) 355-6136

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 6.8 (provided, that no such notice shall be effective until it is received by the other Parties hereto).

6.9.         Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Mississippi applicable to agreements made and to be performed entirely within the State of Mississippi, without regard to the conflicts of law principles thereof.

6.10.      Consent to Jurisdiction. With respect to any action or claim arising out of or relating to this Agreement or the Contemplated Transactions, the Parties hereto hereby expressly and irrevocably (i) agree and consent to be subject to the exclusive jurisdiction of the Circuit and Chancery Courts of Rankin County, Mississippi, (ii) agree not to bring any action related to this Agreement or the Contemplated Transactions in any other court (except to enforce the judgment of such courts), (iii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iv) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 6.8.

6.11.      Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

6.12.      Interpretation. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. All references to GAAP contained in this Agreement shall mean United States generally accepted accounting principles. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties acknowledge and agree that

(i) each Party and its legal counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting Party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. Any fact or item that is disclosed in a Schedule or representation in such a way as to make apparent its relevance to the information called for by another Schedule or representation shall be deemed to have been disclosed in such other Schedule or representation.

6.13.      Waiver. Except as otherwise provided in this agreement, the waiver of any term or condition of this Agreement by any Party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement; and no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.14.      Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

6.15.      Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter, including, without limitation, the letter agreement dated February 10, 2006 and executed by the Management Shareholders on February 12, 2006, from USX and addressed to the Management Shareholders.

6.16.     No Exercise of Call Option. Notwithstanding the recitals to this Agreement or anything else to the contrary contained herein, except for the purposes of Section 3.3 of the Shareholders’ Agreement, the Parties agree that the consummation of the Contemplated Transactions hereunder shall not be deemed an exercise of the Investor Call Option under the Shareholders' Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

TRANSPORTATION INVESTMENTS INC.	TOTAL LOGISTICS INC.

By:_/s/ John D. Stomps______________	By:_/s/ Richard M. Kale_____________
John D. Stomps	Richard M. Kale
President	President

TRANSPORTATION ASSETS LEASING INC.	XPRESS HOLDINGS, INC.

By: _/s/ John D. Stomps___ ______	By:_/s/ Rebecca Howell ________
John D. Stomps	Rebecca Howell
President	Treasurer

U.S. XPRESS ENTERPRISES, INC.

By: _/s/ Ray Harlin      ________________

Ray Harlin

Executive Vice President – Finance and

Chief Financial Officer

MANAGEMENT SHAREHOLDERS:

RICHARD M. KALE

_/s/ Richard M. Kale                ______________

Notice Address:

125 Riverview Drive

Richland, MS 39218

Facsimile: (601) 936-8140

JOHN D. STOMPS

_/s/ John D. Stomps                ________________

Notice Address:

125 Riverview Drive

Richland, MS 39218

Facsimile: (601) 936-8140